Exhibit 99.1

Q3 2018 Fixed Income Release

Denver, Colorado November 7, 2018: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed income borrowing groups for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2018 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the September 30, 2018 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of November 2018, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of September 30, 2018.

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*
The financial figures contained in this release for all periods have been presented on a comparable basis with respect to certain accounting changes that were adopted on January 1, 2018. For additional information, see footnote 1.

Virgin Media Reports Preliminary Q3 2018 Results
Record Q3 RGU Additions of 105,000 and Cable ARPU Growth of 1.9%2
4.1% Rebased2 Revenue Growth & 25.7% Reduction in P&E Adds in Q3
Added 109,000 Lightning Premises During Q3, Total Now 1.4 Million
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering 14.6 million broadband, video and fixed-line telephony services to 5.9 million cable customers and mobile services to 3.1 million subscribers at September 30, 2018.

Operating highlights1:

•	Strong performance in residential cable with record Q3 RGU additions and accelerated ARPU growth

◦	Delivered monthly cable ARPU of £51.09 in Q3, a 1.9% YoY increase on a rebased basis

◦	Q3 RGU additions are up 14.0% YoY to 105,000, with growth from existing and new build areas driven by high-value triple-play (“3P”) sales; 3P penetration improved to 63.4% in Q3

◦	Our 39,000 broadband RGU additions in Q3 reflect a 9,000 improvement on Q2 2018

▪	77% of our broadband base now subscribes to 100+ Mbps speeds. Our average U.K. downloads are 25% higher YoY with customers consuming 230GB of data per month

◦	Q3 video RGU additions of 12,000 were impacted by a modest increase in churn after UKTV removed its channels in July

▪	We renegotiated our UKTV contract in August on commercially attractive terms, which included 5x more on-demand content

◦	Telephony RGU additions of 54,000 in Q3 showing a strong improvement YoY in part due to the rollout of our voice-over-IP service to 34% of our U.K. cable footprint

◦	Our 12-month rolling customer churn was 15.1% in Q3, an improvement from 15.5% in Q3 2017 driven by continued benefits from V6 and Hub 3 upgrades in prior periods

▪	2 million U.K. customers take a V6 and 68% of broadband subscribers have a Hub 3

•	Our 4.5% average U.K. consumer price rise effective in Q4 is expected to support Q4 cable ARPU

◦	The customer response to date is slightly better than last year with a quicker recovery in NPS, fewer incoming calls, reduced spin-down and only a modest level of churn

•	Q3 postpaid net adds of 37,000 were partly offset by low-ARPU prepaid losses resulting in 5,000 mobile additions

◦	4G subscriptions now represent 75% of our postpaid base and over 50% of our mobile base has migrated to our full MVNO platform in the U.K. allowing us to offer more converged bundles

◦	Fixed-mobile convergence penetration increased by 60 basis points YoY to 19.4% in Q3

•	Q3 B2B rebased revenue growth was underpinned by a 20.7% YoY increase in our SOHO RGU base

◦	Our mix of non-subscription revenue improved in Q3 with a shift to higher margin SME revenue

•	In August, our Irish TV channels were rebranded Virgin Media One, Virgin Media Two and Virgin Media Three and we launched our new Virgin Media Sport Extra channels

◦	In the six weeks following the rebrand, our share of advertising revenue was up 8% YoY

•
In Q3 we continued to downsize our office and retail estate. By the end of 2019, we expect we will have reduced our occupied sites by one third, including the consolidation of our head office site in Hampshire and two other west-London locations to a new site in Reading

Financial highlights1:

•	Q3 rebased revenue growth of 4.1% was driven by an increase in our residential and SOHO RGU base, accelerated growth in cable ARPU and increased low-margin mobile handset revenue

•
Rebased residential cable revenue growth of 2.9% in Q3 reflected a 2.7% rebased increase in subscription revenue and an 8.5% rebased increase in cable non-subscription revenue driven by higher electronic programme guide fees in the U.K.

•	Residential mobile revenue increased 13.0% in Q3 on a rebased basis due primarily to higher value mobile handset sales, resulting in rebased mobile non-subscription revenue growth of 32.3%

◦	Q3 rebased mobile subscription revenue growth of 1.7% included a £2.9 million benefit related to the expected recovery of certain prior-period VAT payments

•	B2B revenue increased 2.8% in Q3 on a rebased basis driven by growth in our SOHO base

•
Reported Q3 operating income of £2.5 million reflected the net effect of (i) growth in Segment OCF, as described below, (ii) an increase in impairment, restructuring and other operating items, net, including higher provisions for litigation, (iii) an increase in depreciation and amortisation and (iv) higher related-party fees and allocations

•
Rebased Segment OCF growth of 5.3% in Q3 was attributable to solid revenue growth, lower marketing spend and a net £3.9 million benefit following the reassessment of certain accruals, partly offset by increased mobile handset and programming costs and £3.6 million higher network infrastructure taxes

•	Property and equipment additions decreased to 27.3% of revenue in Q3 compared to 38.2% in Q3 2017 driven primarily by lower spend on new build and customer premises equipment (“CPE”)

◦	Investment in new build decreased by 40% to £94.1 million due to a lower volume of Lightning premises constructed along with a lower cost per premises in Q3 compared to the prior-year

◦	CPE spend was 25.5% lower due to fewer equipment upgrades compared to Q3 2017

◦	A reduction in investment on transformation projects, including our mobile platform and voice-over-IP rollout contributed to a 29% decrease in product and enablers spend

•
During Q3, we repaid the following Senior Notes (i) full redemption of £250 million principal amount of the 7.0% 2023 Senior Notes, (ii) a partial $190 million (£146 million) redemption of the $530 million (£406 million) principal amount of the 6.375% 2023 Senior Notes

◦	Subsequent to September 30, 2018, we redeemed the remaining $340 million (£261 million) of the $530 million (£406 million) principal amount of the 6.375% 2023 Senior Notes

•	At September 30, 2018, our fully-swapped third-party debt borrowing cost was 4.7% and the average tenor of our third-party debt (excluding vendor financing) was 6.7 years

•
At September 30, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Debt to Annualised EBITDA (last two quarters annualised) were 3.70x and 4.49x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Debt to Annualised EBITDA would have been 5.11x at September 30, 2018

•
At September 30, 2018, we had maximum undrawn commitments of £675 million equivalent. When our compliance reporting requirements have been completed and assuming no change from September 30 borrowing levels, we anticipate that all of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended September 30,
	2018	2017
Footprint
Homes Passed	15,236,700	14,679,000
Two-way Homes Passed	15,191,800	14,625,500

Subscribers (RGUs)
Basic Video	6,500	26,400
Enhanced Video	4,165,600	4,093,200
Total Video	4,172,100	4,119,600
Internet	5,578,000	5,451,500
Telephony	4,893,300	4,814,000
Total RGUs	14,643,400	14,385,100

Q3 Organic[3] RGU Net Additions (Losses)
Basic Video	(4,200)	(1,100)
Enhanced Video	16,300	14,400
Total Video	12,100	13,300
Internet	38,800	57,100
Telephony	54,400	22,000
Total organic RGU net additions	105,300	92,400

Cable Customer Relationships
Cable Customer Relationships	5,937,600	5,873,800
Q3 Organic Cable Customer Relationship net additions	27,400	48,700

RGUs per Cable Customer Relationship	2.47	2.45
Q3 Monthly ARPU per Cable Customer Relationship[1]	£51.09	£50.10
U.K. Q3 Monthly ARPU per Cable Customer Relationship[1]	£51.00	£50.09
Ireland Q3 Monthly ARPU per Cable Customer Relationship[1]	€58.52	€56.11

Customer Bundling
Single-Play	16.7%	17.3%
Double-Play	19.9%	20.4%
Triple-Play	63.4%	62.3%

Fixed-mobile Convergence	19.4%	18.8%

Mobile Subscribers
Postpaid	2,693,000	2,475,200
Prepaid	410,600	544,700
Total Mobile subscribers	3,103,600	3,019,900

Q3 organic Postpaid net additions	37,100	14,600
Q3 organic Prepaid net losses	(32,100)	(30,800)
Total organic Mobile net additions (losses)	5,000	(16,200)

Q3 Monthly ARPU per Mobile Subscriber[1]:
Including interconnect revenue	£11.96	£11.93
Excluding interconnect revenue	£10.37	£10.42

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2018 and 2017.

	Three months ended September 30,		Rebased Change	Nine months ended September 30,		Rebased Change
	2018	2017[1]		2018	2017[1]
	in millions, except % amounts

Revenue
Residential cable revenue:
Subscription	£887.1	£863.7	2.7%	£2,665.9	£2,591.7	2.7%
Non-subscription	17.8	16.4	8.5%	52.7	51.5	2.3%
Total residential cable revenue	904.9	880.1	2.9%	2,718.6	2,643.2	2.8%
Residential mobile revenue:
Subscription	96.3	94.7	1.7%	270.9	272.6	(0.6%)
Non-subscription	72.9	55.1	32.3%	220.8	152.9	44.3%
Total residential mobile revenue	169.2	149.8	13.0%	491.7	425.5	15.5%
Business revenue:
Subscription	19.5	15.3	28.2%	56.0	40.7	37.4%
Non-subscription	171.6	170.7	0.5%	518.5	515.2	0.6%
Total business revenue	191.1	186.0	2.8%	574.5	555.9	3.3%
Other revenue	14.5	14.6	(0.7%)	47.6	41.0	14.7%
Total revenue	£1,279.7	£1,230.5	4.1%	£3,832.4	£3,665.6	4.5%

Geographic revenue
U.K.	£1,184.0	£1,137.7	4.1%	£3,545.5	£3,401.9	4.2%
Ireland	£95.7	£92.8	3.7%	£286.9	£263.7	7.4%

Segment OCF
Segment OCF	£569.5	£541.2	5.3%	£1,678.8	£1,607.9	4.3%

Operating income	£2.5	£26.6		£135.5	£152.5
Share-based compensation expense	5.7	3.9		16.8	15.2
Related-party fees and allocations, net	43.4	34.1		106.1	95.0
Depreciation and amortisation	452.2	435.0		1,343.2	1,295.1
Impairment, restructuring and other operating items, net	65.7	41.6		77.2	50.1
Segment OCF	£569.5	£541.2		£1,678.8	£1,607.9

Segment OCF as a percentage of revenue	44.5%	44.0%		43.8%	43.9%

Operating income as a percentage of revenue	0.2%	2.2%		3.5%	4.2%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	in millions, except % amounts

Customer premises equipment	£100.8	£135.3	£380.8	£378.8
New build and upgrade	94.1	156.1	317.5	396.2
Capacity	27.7	29.2	84.8	94.9
Product and enablers	36.2	51.1	115.6	160.8
Baseline	90.7	98.5	206.0	208.5
Property and equipment additions	349.5	470.2	1,104.7	1,239.2
Assets acquired under capital-related vendor financing arrangements	(234.2)	(306.4)	(810.0)	(825.0)
Assets acquired under capital leases	(0.5)	(5.2)	(4.7)	(7.3)
Changes in liabilities related to capital expenditures (including related-party amounts)	(18.4)	(44.2)	37.7	8.4
Total capital expenditures[4]	£96.4	£114.4	£327.7	£415.3

Property and equipment additions as a percentage of revenue[1]	27.3%	38.2%	28.8%	33.8%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2018		2018
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan K (LIBOR + 2.50%) due 2026	$3,400.0	2,607.0	2,576.9
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
£75.0 million (equivalent) RCF A (LIBOR + 2.75%) due 2021		—	—
£600.0 million (equivalent) RCF B (LIBOR + 2.75%) due 2024		—	—
VM Financing Facility	£51.5	51.5	348.8
VM Financing Facility II	£401.3	401.3	351.2
Total Senior and Senior Secured Credit Facilities		3,959.8	4,176.9

Senior Secured Notes:
5.50% GBP Senior Secured Notes due 2021	£107.1	107.1	107.1
5.25% USD Senior Secured Notes due 2021	$447.9	343.4	339.4
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	325.9	322.1
6.00% GBP Senior Secured Notes due 2025[5]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	766.8	757.9
5.50% USD Senior Secured Notes due 2026	$750.0	575.1	568.4
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		4,926.6	4,903.2

Senior Notes:
4.875% USD Senior Notes due 2022	$93.3	71.6	89.9
5.25% USD Senior Notes due 2022	$92.3	70.7	72.0
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$340.0	260.7	401.7
7.00% GBP Senior Notes due 2023	£—	—	250.0
6.00% USD Senior Notes due 2024	$500.0	383.4	378.9
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	409.6	407.1
5.75% USD Senior Notes due 2025	$400.0	306.7	303.2
Total Senior Notes		1,846.8	2,246.9

Vendor financing		1,411.3	1,070.6
Other debt		429.3	354.3
Capital lease obligations		54.3	55.7
Total third-party debt and capital lease obligations		12,628.1	12,807.6
Deferred financing costs, discounts and premiums, net		(34.9)	(41.5)
Total carrying amount of third-party debt and capital lease obligations		12,593.2	12,766.1
Less: cash and cash equivalents		32.8	29.1
Net carrying amount of third-party debt and capital lease obligations[6]		£12,560.4	£12,737.0

Exchange rate (€ to £)		1.1230	1.1299
Exchange rate ($ to £)		1.3042	1.3194

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Unitymedia Reports Preliminary Q3 2018 Results

56,000 RGU Additions in Q3, Best Video Performance in 3 Years
Q3 Rebased2 Revenue Growth of 3.3%; B2B Revenue Up 55.0%
“New Wave” Initiative Driving Customer Experience
Unitymedia GmbH (“Unitymedia”) is the leading cable operator in Germany and the federal states of North Rhine-Westphalia (“NRW”), Hesse and Baden-Württemberg, providing cable television, internet, fixed-line telephony and mobile services to 7.2 million customers at September 30, 2018.

Operating highlights1:

•
Solid Q3 results were driven by growth in our residential cable segment while we focus on driving customer experience through dedicated measures as part of our “New Wave” initiative accompanied by a continued strong B2B performance

•	Q3 monthly cable ARPU of €26.04 increased 1.6% YoY on a rebased basis

•	Added 33,000 broadband RGUs during Q3, which was below our prior-year performance, mainly due to an increased competitive market environment

◦
Overall tier mix improved significantly as one third of new broadband subscribers opted for our premium speed tier of at least 400 Mbps following the implementation of our new “test the best” promotion in September

◦
As part of our “New Wave” initiative we upgraded approximately 500,000 lower speed broadband subscribers to a speed of up to 30 Mbps at no extra cost resulting in materially improved net promoter scores

◦
As we strive to provide the best in-home connectivity experience we continue to proactively roll out our best-in-class WiFi Connect Box, adding more than 600,000 users over the past 12 months, reaching a total base of almost 1.8 million customers

•	Q3 video attrition of 5,000 RGUs reflects the best quarterly result in 3 years and was mainly driven by net additions in our MDU business while SDU losses remained modest

◦	Our Next-Generation Horizon TV platform base grew by 16,000 subscribers in Q3, now standing at 12% penetration of our total video base

◦
In September, we reached a settlement with a large public broadcaster, resulting in a new long-term carriage contract and the addition of several linear public channels to our basic TV offering, as well as an agreement to distribute the broadcasters non-linear programming

•	Our mobile subscriber base declined by 7,000 in Q3 to 285,500

•	B2B continues to be a success story as SOHO RGU additions were up 18% YoY and accounted for over one third of total RGU net additions in Q3, a significant contribution to our overall growth

Financial highlights1:

•	Rebased revenue growth of 3.3% YoY to €614.2 million in Q3 and 5.1% to €1,862.1 million YTD

◦
Revenue growth in Q3 was primarily driven by (i) higher video carriage fee revenue, including a €11.7 million benefit related to the settlement of prior-period fees in connection with the aforementioned settlement with a large public broadcaster, (ii) an increase in B2B non-subscription revenue, largely due to interconnect volumes generated via our wholesale voice platform, as well as subscriber growth

◦	Mobile non-subscription revenue was €10.5 million lower YoY as a result of the transfer of our wholesale handset program to another Liberty Global subsidiary effective January 1, 2018

◦	Our YTD revenue growth includes the aforementioned carriage fee benefit as well as a similar €31.2 million carriage fee benefit that we recorded in Q1 2018

•	Net earnings were €54.2 million in Q3 (€120.5 million YTD), as compared to €2.4 million in the prior-year period (€23.4 million YTD)

◦	This improvement in Q3 was driven by the net effect of (i) lower net financial and other expense, (ii) higher Adjusted Segment EBITDA, as described below, and (iii) higher income tax expense

•	Rebased Adjusted Segment EBITDA increased 7.0% YoY to €405.5 million in Q3 and 8.0% to €1,207.6 million YTD

◦
The increase in Q3 was primarily due to the net effect of (i) the aforementioned increase in revenue and (ii) lower direct costs, primarily due to lower handset costs associated with the transfer of our wholesale handset program to another Liberty Global subsidiary

•	Property, equipment and intangible asset additions were 30.0% of revenue in Q3, as compared to 29.6% in the prior-year period

◦
The increase in Q3 was mainly driven by (i) higher spend for products and enablers, partially due to improvements made to the IT platform of our customer service department, and (ii) capacity enhancements

•	At September 30, 2018, our fully-swapped third-party debt borrowing cost was 3.4%, and the average tenor of our third-party debt (excluding vendor financing) was 7.2 years

•
At September 30, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) were 3.73x and 4.64x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA would have been 4.98x at September 30, 2018

•
At September 30, 2018, we had maximum undrawn commitments of €500 million under our revolving credit facilities. When our compliance reporting requirements have been completed and assuming no change from September 30, 2018 borrowing levels, we anticipate that €415.7 million of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended September 30,
	2018	2017

Footprint
Homes Passed	13,083,200	12,956,800
Two-way Homes Passed	13,007,000	12,856,400

Subscribers (RGUs)
Basic Video	4,674,000	4,723,800
Enhanced Video	1,627,200	1,653,900
Total Video	6,301,200	6,377,700

Internet	3,573,800	3,430,800
Telephony	3,339,300	3,204,800
Total RGUs	13,214,300	13,013,300

Q3 Organic[3] RGU Net Additions (Losses)
Basic Video	8,600	(32,900)
Enhanced Video	(13,200)	21,100
Total Video	(4,600)	(11,800)

Internet	32,800	41,300
Telephony	27,900	38,600
Total organic RGU net additions	56,100	68,100

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers	25.8%	25.9%
Internet as % of Two-way Homes Passed	27.5%	26.7%
Telephony as % of Two-way Homes Passed	25.7%	24.9%

Cable Customer Relationships
Cable Customer Relationships	7,175,900	7,176,300
Q3 Organic Cable Customer Relationship net additions	11,300	1,300
RGUs per Cable Customer Relationship	1.84	1.81
Q3 Monthly ARPU per Cable Customer Relationship[1]	€26.04	€25.62

Customer Bundling
Single-Play	50.9%	53.0%
Double-Play	14.1%	12.7%
Triple-Play	35.0%	34.3%

Mobile Subscribers
Total Mobile subscribers	285,500	333,600
Q3 organic Mobile net losses	(7,400)	(6,800)

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2018 and 2017:

	Three months ended September 30,		Rebased Change	Nine months ended September 30,		Rebased Change
	2018	2017[1]		2018	2017[1]
	in millions, except % amounts
Revenue	€614.2	€594.6	3.3%	€1,862.1	€1,772.1	5.1%

Adjusted Segment EBITDA	€405.5	€378.8	7.0%	€1,207.6	€1,117.7	8.0%

Net earnings	€54.2	€2.4		€120.5	€23.4
Net financial and other expense	55.1	113.8		194.7	245.3
Income tax expense	39.7	16.6		113.1	59.0
Earnings before interest and taxes (“EBIT”)	149.0	132.8		428.3	327.7
Depreciation and amortization	196.5	190.1		578.9	603.0
Impairment, restructuring and other operating items, net	(2.3)	(0.3)		(0.4)	9.9
Share-based compensation expense	3.3	0.9		7.1	5.2
Related-party fees and allocations, net	59.0	55.3		193.7	171.9
Adjusted Segment EBITDA	€405.5	€378.8		€1,207.6	€1,117.7

Adjusted Segment EBITDA as % of revenue	66.0%	63.7%		64.9%	63.1%

Net earnings as a % of revenue	8.8%	0.4%		6.5%	1.3%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	in millions, except % amounts

Customer premises equipment	€35.4	€37.7	€103.8	€132.5
New build and upgrade	51.8	49.5	153.9	144.8
Capacity	21.7	18.2	56.2	44.0
Product and enablers	22.1	17.0	68.8	47.5
Baseline	26.1	29.3	91.3	80.0
Capitalized subscriber acquisition costs	26.9	24.2	78.4	74.5
Property, equipment and intangible asset additions	184.0	175.9	552.4	523.3

Assets acquired under capital-related vendor financing arrangements and finance lease obligations	(84.5)	(60.9)	(259.1)	(155.7)
Changes in liabilities related to capital expenditures (including related-party amounts)	(15.9)	22.0	(22.3)	11.7
Total capital expenditures[4]	€83.6	€137.0	€271.0	€379.3

Property, equipment and intangible asset additions as % of revenue[1]	30.0%	29.6%	29.7%	29.5%

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia’s consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2018		2018
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80 million Super Senior RCF (EURIBOR+2.25%) due 2023	€—	—	—
€420 million Senior RCF (EURIBOR+2.75%) due 2023	€—	—	—
$855 million Term Loan B Facility (LIBOR+2.25%) due 2025	$855.0	736.2	732.2
€825 million Term Loan C Facility (EURIBOR+2.75%) due 2027	€825.0	825.0	825.0
$850 million Term Loan D Facility (LIBOR+2.25%) due 2026	$850.0	731.9	727.9
$700 million Term Loan E Facility (LIBOR+2.00%) due 2023	$700.0	602.7	599.5
Total Senior Credit Facilities		2,895.8	2,884.6

Senior Secured Notes
5.625% EUR Senior Secured Notes due 2023	€—	—	—
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	473.6	471.0
4.625% EUR Senior Secured Notes due 2026	€378.0	378.0	378.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€427.5	427.5	427.5
Total Senior Secured Notes		2,779.1	2,776.5

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	774.9	770.7
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,474.9	1,470.7

Vendor financing		526.4	427.8
Derivative-related debt instruments		187.6	190.0
Finance lease obligations		12.8	12.2
Accrued third-party interest, deferred financing costs and discounts, net		16.4	61.7
Total carrying amount of third-party debt, accrued interest and finance lease obligations		7,893.0	7,823.5

Less:
Cash and cash equivalents		4.6	3.0
Net carrying amount of third-party debt and finance lease obligations[6]		€7,888.4	€7,820.5

Exchange rate ($ to €)		1.1614	1.1677

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UPC Holding Reports Preliminary Q3 2018 Results
Horizon 4 TV Platform Launched in Switzerland
Deeper Integration of Live Sports in Swiss and Polish Offerings
Swiss Performance Impacted by Continued Competitive Intensity
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. Our operations in Hungary, Romania, the Czech Republic and, through July 31, 2018, Austria, have been accounted for as discontinued operations16 and, accordingly, the information in this release relates only to our continuing operations in Switzerland, Poland and Slovakia as well as our DTH business unless otherwise indicated (Poland, Slovakia and DTH, being collectively referred to as "Continuing CEE"). Our continuing operations connected 3.5 million customers subscribing to 6.5 million television, internet and fixed-line telephony services and served 141,100 mobile subscribers at September 30, 2018.

Operating and strategic highlights1:

•	We significantly enhanced both the functionality and content of our video propositions in Switzerland and Poland:

◦
A new video platform was launched in Switzerland in October, the first market to roll out the Horizon 4 platform, which includes a superfast set-top box with 4K Ultra HD picture quality, a remote-control with voice capabilities and an upgraded version of the UPC TV App

◦	In August, UPC Switzerland added the ‘MySports One’ channel to its enhanced TV offering, with more live content available compared to the basic MySports channel available to all TV customers

◦	In September, UPC Switzerland entered into an OTT partnership with Sky, integrating MySports Go into the Sky Sports streaming app

◦	In August, UPC Poland started distributing the Polsat Sports Package as an add-on premium subscription featuring Champions League football

•	Swiss Q3 ARPU per customer of CHF 70.82, a 0.2% YoY increase on a rebased[2] basis, driven mostly by the positive impact of the Happy Home portfolio on the tier-mix

•	Continuing CEE blended Q3 ARPU per customer of €16.46, a 1.3% YoY increase on a rebased[2] basis

•	Net RGU losses of 24,000 in Q3 versus 20,000 RGU losses in Q3 2017

◦	Switzerland lost 41,500 RGUs in Q3, compared to a loss of 15,500 in Q3 2017, primarily due to heightened competition

◦	Continuing CEE gained 17,000 RGUs, as compared to a loss of 5,000 in Q3 2017, mainly driven by stronger video and voice adds in Poland

•	Broadband RGU losses of 5,000 in Q3, compared to a gain of 3,000 in Q3 2017

◦	Switzerland lost 13,000 broadband RGUs in Q3 as compared to a loss of 4,000 in Q3 2017

◦	Continuing CEE gained 8,000 broadband RGUs, largely in-line with the prior-year result

◦	Penetration of our WiFi Connect Box increased to 54% of our continuing operations’ broadband base at the end of September 2018

•	Our video base declined by 23,000 RGUs in Q3, which was mainly driven by Switzerland, as compared to a decrease of 28,000 in the prior-year period

◦	Our Horizon TV subscriber base, including Horizon-Lite[7], increased by 27,000 in Q3 and now accounts for 43% of our total cable video base

•	Mobile additions were 8,000 in Q3 driven by bundling success in Switzerland

◦	UPC Switzerland to switch MVNO service to Swisscom in early 2019

•	In Q3, UPC’s footprint expanded by 25,000 premises across Continuing CEE and by 7,000 premises in Switzerland as part of our ongoing new build program

Financial highlights1:

•	Rebased[2] revenue declined 4.1% YoY in Q3 2018 to €405.7 million

◦
Swiss rebased revenue declined 6.3% in Q3, primarily due to the net effect of lower residential cable subscription revenue, which was driven primarily by competitive pressures, and higher mobile revenue due to increases in the average number of mobile subscribers

◦	Continuing CEE delivered rebased revenue growth of 1.0% in Q3, due to the net effect of growth in our B2B business and a decrease in residential cable subscription revenue

•
Operating income increased 106% in Q3 to €162.1 million, primarily driven by a reduction of the 2017 and 2016 technology fees charged to our Switzerland operations as a result of a new pricing arrangement with the Swiss authorities. The reduction in these technology fees resulted in a €83.8 million credit to Switzerland’s related-party fees during the third quarter of 2018

•	Rebased Segment OCF declined by 7.3% in Q3 2018 to €222.6 million

◦	Swiss rebased Segment OCF declined 9.0% in Q3, largely due to the aforementioned residential cable subscription revenue decline

◦	Continuing CEE rebased Segment OCF grew 0.5% in Q3, driven by the net effect of the aforementioned revenue trend and an increase in interconnect costs

•	Q3 segment property and equipment additions were 20.0% of revenue, as compared with 23.2% in the prior-year period

◦	Spend was lower across all categories and Q3 property and equipment additions were 18.5% of revenue for Switzerland and 23.2% for Continuing CEE

•	At September 30, 2018, our fully-swapped third-party debt borrowing cost was 4.4% and the average tenor of our third-party debt (excluding vendor financing) was over 8.0 years

•
At September 30, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding, including discontinued operations[8], were 3.05x and 4.12x, respectively, as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding, including discontinued operations, would have been 4.60x at September 30, 2018

•
At September 30, 2018, we had maximum undrawn commitments of €990.1 million. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2018 borrowing levels, we anticipate the full amount will be available to be drawn

•
During Q3 2018, a portion of the net proceeds received by another subsidiary of Liberty Global in connection with the sale of UPC Austria were loaned to UPC Holding and used to (i) redeem €60 million of the €600 million principal amount of the 4.0% EUR 2027 Senior Secured Notes, (ii) repay $330 million (€283 million) of the $1,975 million (€1,691 million) principal amount under Facility AR and (iii) repay in full the €500 million principal amount under Facility AS

Operating Statistics Summary

	As of and for the three months ended September 30,
	2018	2017

Footprint
Homes Passed	6,370,200	6,132,100
Two-way Homes Passed	6,299,800	6,053,700

Subscribers (RGUs)
Basic Video[9]	664,600	760,500
Enhanced Video[10]	1,831,200	1,834,900
DTH	774,200	803,000
Total Video	3,270,000	3,398,400

Internet[11]	2,012,100	2,016,000
Telephony[12]	1,262,500	1,246,100
Total RGUs	6,544,600	6,660,500

Q3 Organic[3] RGU Net Additions (Losses)
Basic Video	(14,900)	(23,900)
Enhanced Video	(3,600)	4,900
DTH	(4,100)	(8,300)
Total Video	(22,600)	(27,300)

Internet	(5,000)	3,600
Telephony	3,300	3,300
Total organic RGU net additions	(24,300)	(20,400)

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers	73.4%	70.7%
Internet as % of Two-way Homes Passed	31.9%	33.3%
Telephony as % of Two-way Homes Passed	20.0%	20.6%

Cable Customer Relationships
Cable Customer Relationships	3,546,300	3,682,900
Q3 Organic Cable Customer Relationship net additions	(23,500)	(27,700)
RGUs per Cable Customer Relationship	1.85	1.81
Q3 Monthly ARPU per Cable Customer Relationship[1]	€31.27	€32.20
Switzerland Q3 Monthly ARPU per Cable Customer Relationship[1]	CHF 70.82	CHF 70.55
Continuing CEE Q3 Monthly ARPU per Cable Customer Relationship[1]	€16.46	€16.36

Customer Bundling
Single-Play	48.0%	50.3%
Double-Play	19.4%	18.6%
Triple-Play	32.6%	31.1%

Mobile Subscribers
Total Mobile subscribers	141,100	109,300
Q3 organic Mobile net additions	8,200	12,200

Q3 Monthly ARPU per Mobile Subscriber[1]:
Including interconnect revenue	€32.51	€30.75
Excluding interconnect revenue	€29.44	€27.33

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2018 and 2017:

	Three months ended September 30,		Rebased Change	Nine months ended September 30,		Rebased Change
	2018	2017[1]		2018	2017[1]
	in millions, except % amounts
Revenue
Switzerland	€278.0	€299.4	(6.3%)	€837.1	€917.3	(3.2%)
Central and Eastern Europe	127.8	127.6	1.0%	386.5	382.9	0.8%
Intersegment eliminations	(0.1)	—	N.M.	(0.5)	(0.1)	N.M.
Total	€405.7	€427.0	(4.1%)	€1,223.1	€1,300.1	(2.0%)

Segment OCF
Switzerland	€164.1	€182.3	(9.0%)	€474.5	€566.6	(11.2%)
Central and Eastern Europe	60.0	60.1	0.5%	175.3	173.8	0.7%
Central and Corporate and intersegment eliminations	(1.5)	(0.7)	N.M.	(2.9)	(1.9)	N.M.
Total Segment OCF	€222.6	€241.7	(7.3%)	€646.9	€738.5	(8.7%)

Operating income	€162.1	€78.7		€290.3	€230.4
Share-based compensation expense	2.2	0.8		7.0	4.5
Related-party fees and allocations, net	(36.2)	66.2		69.9	211.8
Depreciation and amortization	93.8	94.3		274.3	288.6
Impairment, restructuring and other operating items, net	0.7	1.7		5.4	3.2
Total Segment OCF	€222.6	€241.7		€646.9	€738.5

Segment OCF as percentage of revenue	54.9%	56.6%		52.9%	56.8%

Operating income as a percentage of revenue	40.0%	18.4%		23.7%	17.7%

N.M. - not meaningful

The following table provides details of our continuing operations property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	in millions, except % amounts
Customer premises equipment	€18.0	€23.5	€78.2	€103.7
New build and upgrade	25.4	27.4	76.0	72.2
Capacity	9.5	11.8	23.4	25.0
Product and enablers	4.4	7.6	13.6	54.3
Baseline	19.7	21.4	48.0	53.9
Property and equipment additions	77.0	91.7	239.2	309.1
Assets acquired under capital-related vendor financing arrangements	(85.9)	(104.6)	(271.9)	(512.9)
Assets contributed by parent company[13]	—	(1.5)	—	(14.6)
Assets acquired under capital leases	(0.6)	(4.8)	(0.8)	(53.4)
Changes in current liabilities related to capital expenditures (including related-party amounts)	78.5	(9.4)	273.9	201.2
Total capital expenditures, net[4]	€69.0	€(28.6)	€240.4	€(70.6)

Capital expenditures, net:
Third-party payments	€81.3	€92.7	€305.6	€278.5
Proceeds received for transfers to related parties (a)	(12.3)	(121.3)	(65.2)	(349.1)
Total capital expenditures, net	€69.0	€(28.6)	€240.4	€(70.6)

Regional Property and Equipment Additions
Switzerland	€51.3	€56.8	€138.2	€145.7
Central and Eastern Europe	29.7	42.2	88.9	150.6
Total segment property and equipment additions	81.0	99.0	227.1	296.3
Other[14]	(4.0)	(7.3)	12.1	12.8
Total	€77.0	€91.7	€239.2	€309.1

Segment property and equipment additions as a percentage of revenue[1,14]	20.0%	23.2%	18.6%	22.8%
_______________

(a)	Primarily relates to transfers of centrally-procured property and equipment to our discontinued operations and other related-parties.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, capital lease obligations and cash and cash equivalents. No debt or interest of UPC Holding, other than amounts that are direct obligations of the entities to be disposed, has been allocated to discontinued operations.

	September 30,		June 30,
	2018		2018
	Borrowing currency	€ equivalent
	in millions
Senior Credit Facility
4.000% EUR Facility AK due 2027	€540.0	€540.0	€600.0
5.375% USD Facility AL due 2025	$1,140.0	981.6	976.2
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AR (LIBOR + 2.50%) USD due 2026	$1,645.0	1,416.4	1,691.3
Facility AS (EURIBOR + 2.75%) EUR due 2026	€—	—	500.0
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,121.6)	(2,176.2)
Total Senior Credit Facilities		1,416.4	2,191.3

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	981.6	976.2
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	600.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		2,121.6	2,176.2

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	460.7	471.0
3.875% EUR Senior Notes due 2029	€594.3	594.3	635.0
Total Senior Notes		1,055.0	1,106.0

Vendor financing		531.3	504.1
Capital lease obligations		67.1	69.0
Total third-party debt and capital lease obligations		5,191.4	6,046.6
Deferred financing costs and discounts		(35.8)	(42.7)
Total carrying amount of third-party debt and capital lease obligations		5,155.6	6,003.9
Less: cash and cash equivalents		12.6	17.6
Net carrying amount of third-party debt and capital lease obligations[6]		€5,143.0	€5,986.3

Exchange rate ($ to €)		1.1614	1.1677

Exhibit 99.1

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future financial and operational growth prospects and opportunities; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+1 303 784 4528

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.*

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.
* The figures included in this paragraph include both the continuing and discontinued operations that we owned on September 30, 2018

Exhibit 99.1

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2018
					Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Total RGUs	Basic Video Subscribers[9]	Enhanced Video Subscribers[10]	DTH Subscribers	Total Video	Internet Subscribers[11]	Telephony Subscribers[12]		Total Mobile Subscribers

Operating Data
Switzerland[15]	2,327,600	2,327,600	1,147,800	2,351,500	457,800	656,700	—	1,114,500	712,400	524,600		137,800
Poland	3,430,800	3,375,200	1,430,900	3,010,200	179,700	1,033,100	—	1,212,800	1,153,500	643,900		3,300
Slovakia	611,800	597,000	193,400	386,700	27,100	141,400	—	168,500	135,200	83,000		—
DTH	—	—	774,200	796,200	—	—	774,200	774,200	11,000	11,000		—
Total UPC Holding continuing ops	6,370,200	6,299,800	3,546,300	6,544,600	664,600	1,831,200	774,200	3,270,000	2,012,100	1,262,500		141,100

Romania	3,146,400	3,110,500	975,100	2,089,600	236,300	692,600	—	928,900	592,900	567,800		—
Hungary	1,816,600	1,799,100	858,600	2,043,200	72,800	616,800	—	689,600	688,100	665,500		103,300
Czech Republic	1,543,800	1,523,900	615,800	1,224,800	172,600	364,200	—	536,800	503,300	184,700		—
Total UPC Holding discontinued ops	6,506,800	6,433,500	2,449,500	5,357,600	481,700	1,673,600	—	2,155,300	1,784,300	1,418,000		103,300

United Kingdom	14,324,600	14,312,800	5,499,900	13,645,000	—	3,901,400	—	3,901,400	5,202,900	4,540,700		3,031,200
Ireland	912,100	879,000	437,700	998,400	6,500	264,200	—	270,700	375,100	352,600		72,400
Total Virgin Media	15,236,700	15,191,800	5,937,600	14,643,400	6,500	4,165,600	—	4,172,100	5,578,000	4,893,300	`	3,103,600

Q3 Organic Variance
Switzerland	9,600	9,600	(20,700)	(41,500)	(14,400)	(8,600)	—	(23,000)	(12,700)	(5,800)		8,400
Poland	22,400	23,300	700	15,700	(900)	3,800	—	2,900	5,700	7,100		(200)
Slovakia	2,600	2,600	600	5,400	400	1,200	—	1,600	1,900	1,900		—
DTH	—	—	(4,100)	(3,900)	—	—	(4,100)	(4,100)	100	100		—
Total UPC Holding continuing ops	34,600	35,500	(23,500)	(24,300)	(14,900)	(3,600)	(4,100)	(22,600)	(5,000)	3,300		8,200

Romania	9,000	12,900	(3,300)	10,900	(9,500)	6,800	—	(2,700)	3,100	10,500		—
Hungary	9,300	9,300	5,400	22,500	(4,600)	6,500	—	1,900	7,800	12,800		4,300
Czech Republic	6,700	6,600	—	10,200	(1,400)	3,800	—	2,400	1,900	5,900		—
Total UPC Holding discontinued ops	25,000	28,800	2,100	43,600	(15,500)	17,100	—	1,600	12,800	29,200		4,300

United Kingdom	94,700	94,700	26,700	104,000	—	13,000	—	13,000	36,400	54,600		(3,200)
Ireland	8,600	9,200	700	1,300	(4,200)	3,300	—	(900)	2,400	(200)		8,200
Total Virgin Media	103,300	103,900	27,400	105,300	(4,200)	16,300	—	12,100	38,800	54,400		5,000

Exhibit 99.1

	Selected Operating Data — As of September 30, 2018

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers

Switzerland	—	137,800	137,800
Poland	—	3,300	3,300
Slovakia	—	—	—
Total UPC Holding continuing ops	—	141,100	141,100

Romania	—	—	—
Hungary	—	103,300	103,300
Czech Republic	—	—	—
Total UPC Holding discontinued ops	—	103,300	103,300

United Kingdom	410,600	2,620,600	3,031,200
Ireland	—	72,400	72,400
Total Virgin Media	410,600	2,693,000	3,103,600

Organic Mobile Subscriber Variance	September 30, 2018 vs June 30, 2018

Switzerland	—	8,400	8,400
Poland	—	(200)	(200)
Slovakia	—	—	—
Total UPC Holding continuing ops	—	8,200	8,200

Romania	—	—	—
Hungary	—	4,300	4,300
Czech Republic	—	—	—
Total UPC Holding discontinued ops	—	4,300	4,300

United Kingdom	(32,100)	28,900	(3,200)
Ireland	—	8,200	8,200
Total Virgin Media	(32,100)	37,100	5,000

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the

Exhibit 99.1

accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Exhibit 99.1

Footnotes

1
The financial figures contained in this release are prepared in accordance with U.S. GAAP for Virgin Media and UPC Holding and in accordance with EU-IFRS for Unitymedia. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements. Effective January 1, 2018, Virgin Media and UPC Holding adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), and Unitymedia adopted IFRS 15, Revenue from Contracts with Customers (“IFRS 15”), each by recording the cumulative effect to their respective equity or deficit. All prior-year amounts are presented herein on a pro forma basis that gives effect to the adoption of ASU 2014-09 or IFRS 15, as applicable, as if such adoptions had occurred on January 1, 2017. In addition, on January 1, 2018, Virgin Media and UPC Holding adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) on a retrospective basis. Accordingly, the operating income and OCF amounts for the prior-year periods presented herein for Virgin Media and UPC Holding have been retrospectively revised to reflect the impact of ASU 2017-07.

2
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF (U.S. GAAP) or Adjusted EBITDA (EU-IFRS) for the three and nine months ended September 30, 2017 to (i) in the case of the Virgin Media, Unitymedia and UPC Holding borrowing groups, reflect the January 1, 2018 adoption of the new revenue recognition standards ASU 2014-09 (U.S. GAAP) and IFRS 15 (EU-IFRS) as if such adoptions had occurred on January 1, 2017 and (ii) for Virgin Media and UPC Holding, reflect the translation of our rebased amounts for the three and nine months ended September 30, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2018. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global’s press release dated November 7, 2018, Liberty Global Reports Q3 2018 Results. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates for Virgin Media, Unitymedia and UPC Holding:

	Revenue	OCF/Adjusted EBITDA	Revenue	OCF/Adjusted EBITDA
	Three months ended September 30, 2017	Three months ended September 30, 2017	Nine months ended September 30, 2017	Nine months ended September 30, 2017
	in millions
Virgin Media (U.S. GAAP)
Revenue Recognition	£(5.5)	£(7.9)	£(8.9)	£(15.2)
Foreign Currency	£(0.6)	£(0.3)	£3.4	£1.2

Unitymedia (EU-IFRS)
Revenue Recognition	€(4.5)	€(3.9)	€(13.7)	€(8.7)

UPC Holding (U.S. GAAP)
Revenue Recognition	€(1.1)	€0.1	€(2.9)	€(1.4)
Foreign Currency	€(4.7)	€(3.0)	€(52.2)	€(32.4)

3
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

4
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

5	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

6
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

7
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets.

8
Consistent with how we calculate our leverage ratios under our debt agreements, we calculate our debt ratios for UPC Holding including discontinued operations. For purposes of these calculations, debt is measured using swapped foreign currency rates. We have not presented leverage ratios on a continuing operations only basis for UPC Holding as we believe that such a presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once all dispositions are completed. This is due to the fact that, in accordance with U.S. GAAP, our continuing operations exclude all of the OCF of the entities to be disposed but include a portion of the debt that we expect to repay with the proceeds from such dispositions.

9	UPC Holding has approximately 25,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

10
Subscribers to enhanced video services provided by UPC Holding’s operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to UPC Holding’s operations.

11
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 77,700 subscribers who have requested and received this service.

Exhibit 99.1

12
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 143,400 subscribers who have requested and received this service.

13
Represents non-cash contributions of property and equipment that UPC Holding received from its parent company. These amounts are excluded from the capital expenditures that UPC Holding reports in its consolidated statements of cash flows.

14
UPC Holding’s property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. These amounts, which are included in “Other”, are excluded from the calculation of segment property and equipment additions as a percentage of revenue. The centrally-procured equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. Equipment transferred outside of UPC Holding is reflected as a reduction to UPC Holding’s property and equipment additions in the period in which the equipment is transferred.

15
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2018, Switzerland’s partner networks account for 127,500 Cable Customer Relationships, 299,200 RGUs, 107,500 Enhanced Video Subscribers, 109,300 Internet Subscribers, and 82,400 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that Switzerland does not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

16
On May 9, 2018, Liberty Global agreed to a transaction that included the sale of UPC Holding's operations in Hungary, Romania and the Czech Republic. Previously Liberty Global had agreed to sell UPC Holding's operations in Austria ("UPC Austria") and this transaction was completed on July 31, 2018. Just prior to the completion of the sale of UPC Austria, UPC Austria and its parent, Liberty Global Europe Holdco 2 BV, were distributed out of UPC Holding to another subsidiary of Liberty Global and therefore are no longer included within UPC Holding. As a result of the foregoing, UPC Holding's operations in Hungary, Romania, the Czech Republic and through July 31, 2018, Austria, have been accounted for as discontinued operations in UPC Holding's condensed combined financial statements. Unless otherwise indicated, the information in the UPC Holding release relates only to our continuing operations.

Exhibit 99.1

Glossary
Adjusted Segment EBITDA: the primary measure used by Unitymedia’s management to evaluate Unitymedia’s performance. Adjusted Segment EBITDA is also a key factor that is used by Unitymedia’s internal decision makers to evaluate the effectiveness of Unitymedia’s management for purposes of annual and other incentive compensation plans. Unitymedia defines EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As Unitymedia uses the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Unitymedia’s internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of Unitymedia’s recurring operating performance that is unaffected by Unitymedia’s capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. Unitymedia believes the Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing its performance with the performance of other companies in the same or similar industries, although its measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of net loss to Adjusted Segment EBITDA is presented in the Unitymedia section of this release.
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09 for Virgin Media and UPC Holding and IFRS 15 for Unitymedia, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09 and IFRS 15, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the new revenue recognition accounting standards on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in footnote 2 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Broadband and Telephony Penetration: is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Two-way Homes Passed.
Business-to-Business (“B2B”) Subscription Revenue: revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Penetration: calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.
Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling

Exhibit 99.1

technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

EU-IFRS: International Financial Reporting Standards (“IFRS”), as adopted by the European Union.
Fixed-mobile Convergence: Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to our fixed-internet service.

Fully-Swapped Third-Party Debt Borrowing Cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

Lightning premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

Property and equipment additions (“P&E Adds”): includes capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions. For Unitymedia this includes property, equipment and intangible asset additions.
RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2018 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
Segment OCF (Virgin Media and UPC Holding): the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.
SDU: Single Dwelling Unit.
SIM: Subscriber Identification Module.
SME: Small or Medium Enterprise.

Exhibit 99.1

SOHO: Small or Home Office Subscribers.
Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.